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                                                                       Exhibit 5


                       [Letterhead of Dilworth Paxson LLP]

DIRECT DIAL NUMBER:
215-575-7000

                                  March 9, 2001


The Board of Directors
Manugistics Group, Inc.
2115 East Jefferson Street
Rockville, MD 20852


            Re:  5% Convertible Subordinated Notes Due 2007 and
                 Shares of Common Stock to be Registered for Resale on Form S-3

Dear Sirs:

        We have acted as counsel for Manugistics Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (Reg. No. 333-53918), and Amendment No. 1 thereto, which the Company has filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to: (i) $250,000,000 aggregate principal amount of 5% convertible subordinated notes due 2007 (the "Notes") which the Company issued in a private placement in October and November 2000 pursuant to Section 4(2) of the Act and Rule 144A and Regulation S under the Act, and (ii) up to a total of 5,673,758 shares (the "Shares") of the Company's common stock, par value $.002 per share, issuable upon conversion of the Notes. (Said Registration Statement, as amended by Amendment No. 1, and including all exhibits thereto and all documents incorporated therein by reference, is referred to below as the "Registration Statement.")

        The Notes were issued pursuant to a certain Purchase Agreement dated October 16, 2000, between the Company and Deutsche Bank Securities Inc., as representative of the several initial purchasers of the Notes (the "Note
Purchase Agreement") and a related Indenture dated as of October 20, 2000 between the Company and State Street Bank and Trust Company, as trustee (the "Indenture"). The Notes and the Shares (if and when issued) may be resold from time to time for the account of certain persons who are referred to in the Registration Statement as the "Selling Holders." The Company is obligated to issue Shares to the Selling Holders upon conversion of the Notes in accordance with the terms of the Notes, the Note Purchase Agreement and the Indenture.
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Dilworth Paxson LLP                                                       Page 2
To: The Board of Directors


        In this connection, we have examined: (i) the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, as presently in effect; (ii) the resolutions and related minutes of the Company's Board of Directors approving the Note Purchase Agreement, the Indenture, and the transactions contemplated thereby, including the issuance of the Notes and the Shares and the preparation and filing of the Registration Statement; (iii) the Note Purchase Agreement; (iv) the form of Note for the Notes; (v) the Indenture;
(vi) the Registration Rights Agreement by and among the Company, Deutsche Bank Securities, Inc. and Banc of America Securities LLC dated as of October 20, 2000; (vii) the Registration Statement; and (viii) certain officers' certificates and such other documents as we have deemed appropriate or necessary for purposes of rendering the opinion hereinafter expressed.

        In rendering the opinion expressed below, we have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures. We have further assumed due authentication of the Notes by the Trustee and payment for and delivery of the Notes in accordance with the Note Purchase Agreement.

        Based upon and subject to the foregoing, we are of the opinion that (i) the Notes, when issued, were duly authorized and legally issued and are fully paid and non-assessable, (ii) the Notes constitute valid and legally binding obligations of the Company; and (iii) the Shares are duly authorized, and, when issued upon conversion of the Notes in accordance with the terms of the Notes, the Note Purchase Agreement and the Indenture, will be legally issued, fully paid and non-assessable.

        We are admitted to practice in the Commonwealth of Pennsylvania. We have made such investigation of the law of the State of Delaware as we have considered appropriate for the purpose of rendering the opinions expressed above. This opinion is limited to the law of the State of Delaware and the Federal law of the United States. We note that the Notes and the Indenture are to be governed by the laws of the State of New York. With respect to the opinion set forth in the above paragraph, we have assumed that the laws of the State of New York are identical in all relevant respects to the laws of the State of Delaware.

        The opinions expressed herein are subject to (a) the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors' rights generally; and (b) general principles of equity (whether considered in a proceeding in equity or at law), including the further qualification that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.



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Dilworth Paxson LLP                                                       Page 3
To: The Board of Directors


        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this Firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                                   Sincerely,

                                                   /s/ Dilworth Paxson LLP

                                                   DILWORTH PAXSON LLP